Exhibit 10.22

Advisory Services Agreement

This Advisory services Agreement (“Agreement”) is made and entered into as of the 1st day of January, 2014, by and between GreenSky Trade Credit, LLC, a Georgia limited liability company (the “Company”), and QED INVESTORS, LLC, a Delaware limited liability company (“QED”).

Recitals

A. The Company desires to retain QED on an independent contractor basis to provide certain advisory services to the Company;

B. The Company and QED desire to enter into this Agreement, on the terms and conditions set forth below.

Agreement

In consideration of the foregoing and of the mutual promises and covenants set forth below, the parties agree as follows:

1. Advisory Services Term. The parties desire to enter into an advisory services relationship as provided in this Agreement. This Agreement will extend for a period of five years from the date first written above (the “Term”), unless terminated by either party pursuant to Section 6 of this Agreement. The term of this Agreement may be extended by mutual written agreement of the parties.

2. Services. During the Term, QED will provide the services described under the applicable heading on Exhibit A to this Agreement.

3. Compensation; Expenses. Subject to the terms and conditions of this Agreement, as compensation for QED’s services, the Company will issue QED Fund II, L.P. a warrant to purchase 130,464.02 Class A Units of the Company in the form attached hereto as Exhibit B. In addition, the Company will reimburse QED, consistent with its customary reimbursement policy for Managers, for reasonable expenses incurred in connection with the services provided under this Agreement, all reasonable out-of-pocket travel expenses incurred by the QED partner in connection with travel by such QED partner on behalf of or at the request of the Company. Unless the Managers of the Company conclude in good faith that applicable law requires otherwise, (a) any taxable income resulting from the payment of the advisory services fee shall be reported as taxable income of QED Fund II, L.P., and (b) the Company will not report any such taxable income to QED, any individual partner or principal of QED or their affiliates.

4. Representations of QED. QED hereby represents and warrants to the Company that (i) it has full right and authority to enter into this Agreement and to perform its obligations under this Agreement, and (ii) the execution and delivery of this Agreement by QED and the performance of QED’s obligations under this Agreement will not conflict with or breach any agreement, order or decree to which QED is a party or by which it is bound.

5. Representations of the Company. The Company hereby represents and warrants to QED that (i) it has full right and authority to enter into this Agreement and to perform its obligations under this Agreement, and (ii) the execution and delivery of this Agreement by the Company and the performance of the Company’s obligations under this Agreement will not conflict with or breach any agreement, order or decree to which the Company is a party or by which it is bound.

6. Termination by the Company or by QED. Either party will have the right to terminate this Agreement at any time during the Term of this Agreement by giving thirty (30) days’ prior written notice to the other party. After the date of any such termination, QED will be entitled to the pro-rated advisory services fee due to it through the day on which such termination becomes effective. Upon termination of this Agreement, the Company shall remove all references to QED or any of its affiliates from any website controlled by the Company or any other materials made by publically available.

7. Confidentiality and Non-Disclosure. QED will hold in confidence and will not, either during the Term or after the termination of this Agreement, disclose, directly or indirectly, to any third party, person, firm, corporation or other entity, any proprietary or confidential information of the Company. Nothing in this Agreement will prevent QED from evaluating a possible investment in and/or collaboration with, or entering into any transaction with (including any investment in), a company whose business is similar or competitive with the business of the Company (a “Competing Company”). All files, records, documents, partner information, specifications, product plans, information, letters, notes, media lists, original artwork/creative and similar items relating to the business of the Company will remain the exclusive property of the Company. The Company acknowledges that QED deals with many companies, some of which may, independently of the Company, pursue similar or competitive paths regarding their products or services, technology and/or market development plans to those which are or may be pursued by the Company. The occurrence or existence of such similar or competitive activities will not be cause for any action or allegation by the Company, the Company’s agents or any of their respective representatives that QED has failed to observe its confidentiality obligations set forth in this Agreement, provided that no proprietary or confidential information is provided or disclosed to any Competing Company without the Company’s prior written permission.

8. Work Product. The Company shall have exclusive title to and use of all copyrights, patents, trade secrets, or other intellectual property rights associated with any work or advisory services provided by QED, or works of authorship developed, provided or created by Company or its employees as a result of the services or advisory services provided by QED (“Work Product”). The Company shall have the sole right to obtain and to hold in its own name copyright, patent, trademark, trade secret, and any other registrations, or other such protection as may be appropriate to any Work Product, and any extensions and renewals thereof. All such Work Product rendered hereunder shall, to the extent possible, be deemed “works made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”). QED hereby expressly disclaims any interest in any and all Work Product. Accordingly, the Company shall have the unlimited right, in its sole discretion, to adapt, reproduce, add to, delete from, edit, modify, duplicate, distribute, license, perform, display and otherwise use and exploit the Work Product, including create derivative works, in any manner or media whether now known or hereafter created. QED shall have no rights to or interest in the Work Product. To the extent that any work performed by QED is found as a matter of law not to be a “work made for hire” under the Act, QED hereby assigns to Company the sole right, title and interest, including the copyright, in and to all such Work Product, and all copies of them, without further consideration. For purposes of assignment of QED’s copyright in such Work Product, QED hereby appoints Company as its attorney-in-fact for the purpose of executing any and all documents relating to such assignment. To the extent any of the rights, title and interest in and to Work Product cannot be assigned by QED to Company, QED hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to the Work Product can neither be assigned nor licensed by QED to Company, QED hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest.

9. Relationship of Parties. QED IS AN INDEPENDENT CONTRACTOR AND IS IN NO WAY AUTHORIZED TO MAKE ANY CONTRACT, AGREEMENT, OBLIGATION OR REPRESENTATION ON BEHALF OF THE COMPANY. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, EXPENSES OF ANY NATURE OR DESCRIPTION WHATSOEVER INCURRED BY QED IN THE PERFORMANCE OF QED’S SERVICES UNDER THIS AGREEMENT WILL BE PAID BY QED WHO WILL NOT BE ENTITLED TO ANY REIMBURSEMENT OR CREDIT FROM THE COMPANY. QED ACKNOWLEDGES THAT, AS AN INDEPENDENT CONTRACTOR, THE COMPANY IS NOT RESPONSIBLE TO WITHHOLD INCOME OR EMPLOYMENT TAXES FOR QED OR TO PAY THE EMPLOYMENT TAXES ASSESSED TO AN EMPLOYER IN RESPECT TO A “ADVISOR” OR OTHER SAID OR LEGAL ADVISOR BENEFITS.

9. Notices. Any notice or any communication under or in connection with this Agreement will be in writing, will be given either manually or by mail or electronic mail (e-mail) and will be deemed sufficiently given when actually received by the party to be notified or when mailed, if mailed by overnight delivery service, certified or registered mail, postage prepaid, to the following addresses:

If to the Company, to

GreenSky Trade Credit, LLC

179 N.E. Expressway, Suite 100

Atlanta, GA 30329

Phone: (404) 832-4000

E-mail: david@greenskycredit.com

If to QED, to

QED Investors, LLC

311 Cameron Street

Alexandria, VA 22314

Phone: (703) 549-4991

E-mail: mharrington@311cameron.com

10. Publicity. Except as may be required by law, the Company shall not use the name of, or make reference to, QED or any of its affiliates in any press release, any printed marketing materials, on any website controlled by the Company or in any public manner without QED’s prior written consent.

11. Entire Agreement. This document contains the entire agreement of the parties with respect to its subject matter, and supersedes any and all agreements or understandings, whether written or oral, that may have been made between the parties prior to the date of execution. This Agreement may not be changed or terminated orally, and no change, termination or waiver of any of its provisions will be valid, unless in writing and signed by the party against whom such change, termination or waiver is sought to be enforced.

12. Governing Laws. This Agreement will be governed in accordance with the laws of the Commonwealth of Virginia, without reference to conflicts of laws principles.

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In Witness Whereof, the parties have executed, or have caused to be executed, this Agreement all as of the date first above written.

COMPANY:

GREENSKY TRADE CREDIT, LLC

By:	/s/ Gary A. Meyer
Name:	Gary A. Meyer
Title:	CFO

ADVISOR:

QED Investors, LLC

By:	/s/ Nigel Morris
Name:	Nigel Morris
Title:	Managing Partner

AMENDMENT NO. 1 TO

ADVISORY SERVICES AGREEMENT

THIS AMENDMENT NO. 1 TO ADVISORY SERVICES AGREEMENT (this “Amendment”) is made and entered into as of October 12, 2015 by and between GreenSky Trade Credit, LLC, a Georgia limited liability company (the “Company”), and QED Investors, LLC, a Delaware limited liability company (“QED”), and amends that certain Advisory Services Agreement between the Company and QED dated as of January 1, 2014 (the “Agreement”). All capitalized terms used herein, but not defined, shall have the meanings ascribed to them in the Agreement.

RECITALS

A. The Company and QED entered into the Agreement to set forth the terms on which the Company would retain QED on an independent contractor basis to provide certain advisory services to the Company;

B. The Company desires to retain QED to provide certain additional advisory services, and the Company and QED desire to amend the Agreement as set forth herein, in order to reflect such additional advisory services to be provided by QED;

AGREEMENT

In consideration of the foregoing and of the mutual promises and covenants set forth below, the parties hereto agree as follows:

1. Amendments to the Agreement. The Agreement is hereby amended as follows:

(a)	Exhibit A to the Agreement is hereby amended by adding the following at the end thereof:

“3. Support Services for Inside Sales Group. QED shall furnish to the Company the services of Greg Mazanec (“Mazenec”) to develop and expand the Company’s inside sales group, including, among other things, (a) to assist with the Company’s recruitment and hiring of inside sales associates, (b) to serve as interim inside sales manager, (c) to develop inside sales incentive programs, measurement tools, and performance standards, (d) to eventually recruit a permanent inside sales manager and (e) to provide such other services reasonably requested by the Company. Such services shall be provided initially on a full-time basis, with such services substantially performed by Mazenac at the Company’s headquarters office for the initial 12 weeks and then scaling to a lesser time commitment, for the period requested by the Company, currently contemplated as follows:

Year1 Anticipated Commitment	Hours
12 weeks x 40 hours/week on site	480
24 weeks x 8 hours/week	192
12 weeks x 4 hours/week	48
Total	720

Year 2 Anticipated Commitment	Hours
52 weeks x 2 hours/week	104

Notwithstanding anything contained herein to the contrary, the parties hereto acknowledge that the above schedule of hours is intended to reflect the parties’ current estimates; however, actual facts and circumstances are likely to occur that may serve to modify the above schedule of hours, and such modifications may be material. So long as the services outlined in items (a) through (e) herein are received by the Company, irrespective of time actually expended by Mazenac, absent any other breach, QED shall not be deemed to be in violation of this Amendment and the Agreement.

In accordance with Section 9, the Company and QED agree that the foregoing services are being provided to the Company on an independent contractor basis. QED, for itself and Mazenec, acknowledges that Mazenec shall not be deemed to be an employee of the Company, QED shall be responsible for all compensation and benefits due to Mazenec in respect of his services, and Mazenec shall not be entitled to, and hereby waives any claim for, any compensation or benefits from the Company, except for the reimbursement of Mazenec’s expenses pursuant to Section 3.”

(b) Section 3 of the Agreement is hereby amended by adding the following immediately after the first sentence of Section 3:

“Subject to the terms and conditions of this Agreement, as compensation for QED’s services, the Company will issue QED Fund II, LP a warrant to purchase 10,000 Class A Units of the Company in the form attached hereto as Exhibit C.”

(c) Exhibit C attached to this Amendment is hereby added to the Agreement immediately following Exhibit B to the Agreement.

2. Binding Effect. This Amendment shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto. Except as expressly modified and amended by this Amendment, the Agreement is and shall remain in full force and effect and, as modified and amended herein, is expressly ratified and confirmed by the parties hereto.

3. Governing Law. This Amendment will be governed in accordance with the laws of the Commonwealth of Virginia, without reference to conflicts of laws principles.

4. Counterparts. This Amendment may be executed in any number of counterparts, each of which once executed and delivered shall be deemed an original, and may be executed and delivered by facsimile, PDF file or similar electronic means.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Amendment effective as of the date first above written.

COMPANY:

GREENSKY TRADE CREDIT, LLC

By:	/s/ David Zalik
Name:	David Zalik
Title:	CEO

QED:

QED INVESTORS, LLC

By:	/s/ Nigel Morris
Name:	Nigel Morris
Title:	Managing Partner